Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-83089, 333-84183, 333-38094, 333-108716, 333-125743, 333-144221, 333-150253, 333-158595 and 333-166067 on Form S-8 and Registration Statements No. 333-34958, 333-149125, 333-158665, 333-161789, 333-169175 and 333-170638 on Form S-3 of our report dated December 7, 2010, relating to the consolidated financial statements of Avanir Pharmaceuticals, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Avanir Pharmaceuticals, Inc. for the year ended September 30, 2010.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
December 7, 2010